Exhibit 3.3
State of Delaware
Secretary of State
Division of Corporations
Delivered 08:19 PM 12/15/2006
FILED 07:28 PM 12/15/2006
SRV 061154385 — 3150167 FILE
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
K12 INC.
It is hereby certified that:
1.	Section 2(g)(1) of Article VIII of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

“(1) incur indebtedness in respect of borrowed money in excess of an aggregate of $22,000,000 in principal amount outstanding at any time; provided, however, that financing provided by vendors or suppliers (including, without limitation, equipment lessors) in connection with the provision of goods and services shall not be deemed to be “indebtedness in respect of borrowed money” for the purposes hereof; or”

2.	This amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and approved by the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the Sate of Delaware.
Dated: December 15, 2006
/s/       David S. Kyman
David S. Kyman,
Secretary